As filed with the Securities and Exchange Commission on October 27, 2020
Registration Statement No. 333-200610
Registration Statement No. 333-200611
Registration Statement No. 333-211106
Registration Statement No. 333-211107
Registration Statement No. 333-226616
Registration Statement No. 333-231314

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200610
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200611
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211106
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211107
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226616
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231314
UNDER THE SECURITIES ACT OF 1933
CALIFORNIA RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	46-5670947
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27200 Tourney Road, Suite 200 Santa Clarita, California	91355
(Address of Principal Executive Offices)	(Zip Code)
California Resources Corporation 2014 Employee Stock Purchase Plan
California Resources Corporation Long-Term Incentive Plan
(Full title of the plan)
Michael L. Preston
Senior Executive Vice President, Chief Administrative Officer and General Counsel
27200 Tourney Road, Suite 200
Santa Clarita, California 91355
(Name and address of agent for service)
(888) 848-4754
(Telephone number, including area code, of agent for service)
Copy to:
Sarah K. Morgan
Scott D. Rubinsky
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002-6760
(713) 758-2222
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES
California Resources Corporation, a Delaware corporation (the “Registrant”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):
1.    Registration Statement No. 333-200610, filed with the SEC on November 26, 2014, registering 5,000,000 shares of Common Stock issuable pursuant to the California Resources Corporation 2014 Employee Stock Purchase Plan, as amended and restated (the “Employee Stock Purchase Plan”);
2.    Registration Statement No. 333-200611, filed with the SEC on November 26, 2014, registering 27,500,000 shares of Common Stock issuable pursuant to the California Resources Corporation Long-Term Incentive Plan, as amended and restated (the “LTIP”);
3.    Registration Statement No. 333-211106, filed with the SEC on May 4, 2016, registering 5,000,000 shares of Common Stock issuable pursuant to the Employee Stock Purchase Plan;
4.    Registration Statement No. 333-211107, filed with the SEC on May 4, 2016, registering 22,000,000 shares of Common Stock issuable pursuant to the LTIP;
5.    Registration Statement No. 333-226616, filed with the SEC on August 6, 2018, registering 500,000 shares of Common Stock issuable pursuant to the Employee Stock Purchase Plan; and
6.    Registration Statement No. 333-231314, filed with the SEC on May 9, 2019, registering 2,575,000 shares of Common Stock issuable pursuant to the LTIP.
As previously disclosed, on July 15, 2020, the Registrant and certain of its subsidiaries (collectively with the Registrant, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Debtors obtained joint administration of their chapter 11 cases under the caption In re California Resources Corporation, et al., Case No. 20-33568 (DRJ). The Registrant’s plan of reorganization (the “Plan”) was confirmed by the Bankruptcy Court on October 13, 2020, and the Registrant emerged from the bankruptcy proceedings on October 27, 2020 (the “Effective Date”). On the Effective Date, all equity securities of the Registrant were cancelled pursuant to the Plan. These Post-Effective Amendments are being filed as a result of the Registrant’s reorganization and the cancellation of its equity securities.
The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clarita, State of California, on October 27, 2020.

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Roy M. Pineci
Roy M. Pineci
Senior Vice President
No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.